Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 6, 2019

HURCO REPORTS THIRD QUARTER RESULTS FOR FISCAL 2019

INDIANAPOLIS, INDIANA – September 6, 2019, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the third fiscal quarter ended July 31, 2019. Hurco recorded net income of $3,491,000, or $0.51 per diluted share, for the third quarter of fiscal 2019 compared to net income of $6,500,000, or $0.95 per diluted share, for the corresponding period in fiscal 2018. For the nine months of fiscal 2019, Hurco reported net income of $15,397,000, or $2.24 per diluted share, compared to $13,188,000, or $1.93 per diluted share, for the corresponding period in fiscal 2018.

Sales and service fees for the third quarter of fiscal 2019 were $58,501,000, a decrease of $20,251,000, or 26%, compared to the corresponding prior year period and included an unfavorable currency impact of $1,870,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the nine months of fiscal 2019 were $203,388,000, a decrease of $14,232,000, or 7%, compared to the corresponding period in fiscal 2018, and included an unfavorable currency impact of $7,270,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the third quarter and nine months ended July 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Americas	$21,044	$19,478	$1,566	8%	$74,030	$62,161	$11,869	19%
Europe	30,363	44,146	(13,783)	(31%)	104,178	120,710	(16,532)	(14%)
Asia Pacific	7,094	15,128	(8,034)	(53%)	25,180	34,749	(9,569)	(28%)
Total	$58,501	$78,752	$(20,251)	(26%)	$203,388	$217,620	$(14,232)	(7%)

Sales in the Americas for the third quarter and nine months of fiscal 2019 increased by 8% and 19%, respectively, compared to the corresponding periods in fiscal 2018. The increases in sales for the third quarter and nine months of fiscal 2019 were primarily attributable to sales of vertical milling machines from a U.S. machine tool distributor acquired by Hurco in the fourth quarter of fiscal 2018 located in California, one of the largest machine tool markets in the U.S., and increased customer demand for Hurco, Milltronics and Takumi vertical milling machines in the U.S.

European sales for the third quarter and nine months of fiscal 2019 decreased by 31% and 14%, respectively, compared to the corresponding period in fiscal 2018. Sales for the third quarter and nine months of fiscal 2019 included an unfavorable currency impact of 4% and 5%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes. The decreases in European sales for the third quarter and nine months of fiscal 2019 were primarily attributable to a reduced volume of shipments of Hurco vertical milling machines in Germany and the United Kingdom.

Asian Pacific sales for the third quarter and nine months of fiscal 2019 decreased by 53% and 28%, respectively, compared to the corresponding periods in fiscal 2018. The decrease in Asian Pacific sales for each of the third quarter and nine months of fiscal 2019 was primarily attributable to decreased shipments of Hurco vertical milling machines and Takumi bridge mill machines in China and an unfavorable currency impact of 2% and 3%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes.

Orders for the third quarter of fiscal 2019 were $52,982,000, a decrease of $23,009,000, or 30%, compared to the corresponding period in fiscal 2018, and included an unfavorable currency impact of $1,820,000, or 2%, when translating foreign orders to U.S. dollars. Orders for the nine months of fiscal 2019 were $188,196,000, a decrease of $44,626,000, or 19%, compared to the corresponding period in fiscal 2018, and included an unfavorable currency impact of $7,192,000, or 3%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third quarter and nine months ended July 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Americas	$19,749	$21,522	$(1,773)	(8%)	$64,747	$62,905	$1,842	3%
Europe	27,035	44,635	(17,600)	(39%)	97,185	134,945	(37,760)	(28%)
Asia Pacific	6,198	9,834	(3,636)	(37%)	26,264	34,972	(8,708)	(25%)
Total	$52,982	$75,991	$(23,009)	(30%)	$188,196	$232,822	$(44,626)	(19%)

Michael Doar, Chief Executive Officer, stated, "The global market for machine tools is seeing the impact of uncertainty related to trade negotiations.  Whether impacted directly or indirectly, machine tool suppliers, builders, distributors and customers are all faced with an element of pricing pressure and uncertainty that ultimately impacts the consumption of machine tools.  We have successfully survived cycles in demand many times during our fifty-year history and understand the importance of staying focused on the future by continuing to invest in R&D to develop new technologies for our machine tools that can help make our customers more productive and more profitable. This month we will showcase three product lines (Hurco, Milltronics and Takumi) at EMO (Hanover, Germany) and Westec (California, USA), which are two key markets in our industry.  I am confident in our ability to stay focused on the future by investing in the development of new technologies, expanding our geographic footprint, and  acquiring innovative products while exercising financial discipline that will position us to grow our business for the future.”

Orders in the Americas for the third quarter of fiscal 2019 decreased by 8%, compared to the corresponding period in fiscal 2018, due primarily to decreased customer demand in the U.S. for Hurco vertical milling machines, partially offset by an increase in orders for Takumi vertical milling machines and vertical milling machines sold by the newly acquired distributor in California. Orders in the Americas for the nine months of fiscal 2019 increased by 3% due to increased customer demand for Takumi vertical milling machines and vertical milling machines sold by the newly acquired distributor.

European orders for the third quarter and nine months of fiscal 2019 decreased by 39% and 28%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of 4% in each period when translating foreign orders to U.S. dollars. The year-over-year decreases in orders were driven primarily by decreased customer demand for Hurco vertical milling machines in Germany, the United Kingdom and France, as well as a decrease in customer demand for electro-mechanical components and accessories manufactured by our wholly owned subsidiary in Italy, LCM Precision Technology S.r.l.

Asian Pacific orders for the third quarter of fiscal 2019 decreased by 37%, compared to the corresponding prior year period and included an unfavorable currency impact of 2% when translating foreign orders to U.S. dollars. The decrease in orders for the third quarter of fiscal 2019 was mainly the result of decreased customer demand for Hurco vertical milling machines in India and Southeast Asia and Takumi bridge mill machines in China. Asian Pacific orders for the nine months of fiscal 2019 decreased by 25%, compared to the corresponding prior year period and included an unfavorable currency impact of 4% when translating foreign orders to U.S. dollars. The year-over-year decrease in orders was primarily due to decreased customer demand for Hurco and Takumi machines in China and India.

Gross profit for the third quarter of fiscal 2019 was $17,189,000, or 29% of sales, compared to $24,521,000, or 31% of sales, for the corresponding prior year period. Gross profit for the nine months of fiscal 2019 was $60,968,000, or 30% of sales, compared to $63,955,000, or 29% of sales, for the corresponding prior year period. The gross profit for the third quarter and nine months of fiscal 2019 remained generally stable at approximately 30%, despite the reduction in sales volume year over year, due to an increased mix of larger, higher-priced vertical milling machine sales and margin contribution from vertical milling machine sales from the newly acquired distributor.

Selling, general and administrative expenses for the third quarter of fiscal 2019 were $12,592,000, or 22% of sales, compared to $15,160,000, or 19% of sales, in the corresponding period in fiscal 2018, and included a favorable currency impact of $278,000 when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general and administrative expenses for the nine months of fiscal 2019 were $40,617,000, or 20% of sales, compared to $41,446,000, or 19% of sales, in the prior year period and included a favorable currency impact of $1,236,000 when translating foreign expenses to U.S. dollars for financial reporting purposes. The decrease in year-over-year selling, general and administrative expenses in each period was primarily related to decreased variable employee compensation and other operating expense reductions implemented during the year, partially offset by increased operating expenses associated with the newly acquired distributor.

The effective tax rate for the third quarter of fiscal 2019 was 25%, compared to 28% in the corresponding prior year period. The year-over-year decrease in the effective tax rate for the third quarter was primarily due to a shift in taxable income and loss among the various geographic regions. The effective tax rate for the nine months of fiscal 2019 was 28%, compared to 40% in the corresponding prior year period. The year-over-year decrease in the effective tax rate for the nine months was primarily due to one-time charges of $2.9 million related to the U.S. Tax Cuts and Jobs Act of 2017 recorded in the first quarter of fiscal 2018. The impact of these one-time charges increased the effective tax rate by approximately 39% for the first quarter of fiscal 2018.

Cash and cash equivalents totaled $66,103,000 at July 31, 2019, compared to $77,170,000 at October 31, 2018. Working capital was $206,667,000 at July 31, 2019, compared to $194,632,000 at October 31, 2018. The increase in working capital was primarily due to an increase in inventories and decreases in accounts payable and accrued payroll and employee benefits.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, governmental actions and initiatives, including import and export restrictions and tariffs, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018, and in our subsequent filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward–looking statements, whether as a result of new information, future events or otherwise.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Sales and service fees	$58,501	$78,752	$203,388	$217,620
Cost of sales and service	41,312	54,231	142,420	153,665
Gross profit	17,189	24,521	60,968	63,955
Selling, general and administrative expenses	12,592	15,160	40,617	41,446
Operating income	4,597	9,361	20,351	22,509
Interest expense	18	29	44	74
Interest income	169	78	350	108
Investment income (loss)	(25)	58	346	180
Other income (expense), net	(77)	(457)	483	(868)
Income before taxes	4,646	9,011	21,486	21,855
Provision for income taxes	1,155	2,511	6,089	8,667
Net income	$3,491	$6,500	$15,397	$13,188
Income per common share
Basic	$0.51	$0.96	$2.26	$1.95
Diluted	$0.51	$0.95	$2.24	$1.93
Weighted average common shares outstanding
Basic	6,767	6,717	6,756	6,694
Diluted	6,813	6,788	6,815	6,774

Dividends per share	$0.12	$0.11	$0.35	$0.32

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2019	2018	2019	2018
	(unaudited)		(unaudited)
Gross margin	29%	31%	30%	29%
SG&A expense as a percentage of sales	22%	19%	20%	19%
Operating income as a percentage of sales	8%	12%	10%	10%
Pre-tax income as a percentage of sales	8%	11%	11%	10%
Effective tax rate	25%	28%	28%	40%
Depreciation and amortization	$916	$937	$2,761	$2,848
Capital expenditures	$1,783	$1,678	$4,033	$4,574

Balance Sheet Data:	7/31/2019	10/31/2018
Working capital	$206,667	$194,632
Days sales outstanding (unaudited)	55	47
Inventory turns (unaudited)	1.4	1.6
Capitalization
Total debt	$-	$1,434
Shareholders' equity	235,957	222,853
Total	$235,957	$224,287

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31,	October 31,
	2019	2018
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$66,103	$77,170
Accounts receivable, net	38,088	54,414
Inventories, net	153,700	137,609
Derivative assets	1,956	3,085
Prepaid expenses	8,535	7,332
Other	2,395	1,825
Total current assets	270,777	281,435

Investment income (loss)
Land	868	868
Building	7,352	7,352
Machinery and equipment	27,993	26,840
Leasehold improvements	4,629	3,801
	40,842	38,861
Less accumulated depreciation and amortization	(27,314)	(25,902)
Total property and equipment	13,528	12,959

Non-current assets:
Software development costs, less accumulated amortization	8,129	7,452
Goodwill	2,332	2,377
Intangible assets, net	845	938
Deferred income taxes	1,983	2,234
Investments and other assets, net	8,295	8,012
Total non-current assets	21,584	21,013
Total assets	$305,889	$315,407

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$45,183	$57,518
Derivative liabilities	663	2,020
Accrued payroll and employee benefits	9,882	14,032
Accrued income taxes	1,888	5,180
Accrued expenses and other	4,404	4,122
Accrued warranty	2,090	2,497
Short-term debt	-	1,434
Total current liabilities	64,110	86,803
Non-current liabilities:
Accrued tax liability	1,914	2,194
Deferred credits and other obligations	3,908	3,557
Total non-current liabilities	5,822	5,751

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,967,719 and 6,891,508 shares issued and 6,767,237 and 6,723,160 shares outstanding, as of July 31, 2019 and October 31, 2018, respectively	677	672
Additional paid-in capital	65,778	64,185
Retained earnings	180,873	167,859
Accumulated other comprehensive loss	(11,371)	(9,863)
Total shareholders' equity	235,957	222,853
Total liabilities and shareholders' equity	$305,889	$315,407